    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 3, 2000
                                                             FILE NO. ___-______
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                 SCHEDULE 14D-9
                      SOLICITATION/RECOMMENDATION STATEMENT

                             UNDER SECTION 14(D)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                          JLK DIRECT DISTRIBUTION INC.
                            (Name of Subject Company)

                          JLK DIRECT DISTRIBUTION INC.
                      (Name of Person(s) Filing Statement)

                 CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                    46621C105
                      (CUSIP Number of Class of Securities)

                                ----------------

 Please send all correspondence to:                With a copy to:

      KEVIN G. NOWE, SECRETARY                   LEWIS U. DAVIS, JR.
    JLK DIRECT DISTRIBUTION INC.                  BUCHANAN INGERSOLL
        1600 TECHNOLOGY WAY                    PROFESSIONAL CORPORATION
            P.O. BOX 231                          ONE OXFORD CENTRE
              LATROBE                              301 GRANT STREET
            PENNSYLVANIA                              PITTSBURGH
             15650-0231                              PENNSYLVANIA
           (724) 539-5000                             15219-1410
                                                   (412) 562-8880

           (Name, address and telephone number of person authorized to receive notices and communications on behalf of the person(s) filing statement)

                                ----------------


[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

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         This Rule 14d-9 Solicitation/Recommendation Statement (this
"Statement") on Schedule 14D-9 is being filed concurrently with the filing of a tender offer statement on Schedule TO under the Securities Exchange Act of 1934 (the "Tender Offer Statement"). The underlying Rule 14d-9 transaction relates to a Merger Agreement dated as of September 8, 2000 (the "Merger Agreement"), among JLK Direct Distribution Inc., a Pennsylvania corporation ("JLK"), Kennametal Inc., a Pennsylvania corporation ("Kennametal"), and Pegasus Acquisition Corporation, a Pennsylvania corporation ("Pegasus"). The Merger Agreement provides for an issuer tender offer by JLK to purchase all of the outstanding shares of its Class A common stock, par value $0.01 per share, tendered pursuant to the tender offer at a purchase price of $8.75 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 3, 2000 (the "Offer to Purchase"), followed by the merger (the "Merger") of Pegasus with and into JLK, with JLK surviving the Merger. Pegasus was formed by Kennametal in connection with the Merger.

         The information in the Tender Offer Statement, including all schedules and annexes thereto, is hereby expressly incorporated herein by reference in response to all the Items of this Statement, except as otherwise set forth below.

ITEM 9.  EXHIBITS.

(a)(1) Offer to Purchase dated October 3, 2000 (incorporated by reference to Exhibit (a)(1) to the Schedule TO filed by JLK, Kennametal and Pegasus on October 3, 2000).

(a)(2) Form of Letter of Transmittal (incorporated by reference to Exhibit (a)(2) to the Schedule TO filed by JLK, Kennametal and Pegasus on October 3, 2000).

(a)(3) Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit (a)(3) to the Schedule TO filed by JLK, Kennametal and Pegasus on October 3, 2000).

(a)(4) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit
          (a)(4) to the Schedule TO filed by JLK, Kennametal and Pegasus on October 3, 2000).

(a)(5) Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit (a)(5) to the Schedule TO filed by JLK, Kennametal and Pegasus on October 3, 2000).

(a)(6) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to Exhibit (a)(6) to the Schedule TO filed by JLK, Kennametal and Pegasus on October 3,
          2000).

(a)(7) Summary advertisement, as published on October 3, 2000 (incorporated by reference to Exhibit (a)(7) to the Schedule TO filed by JLK, Kennametal and Pegasus on October 3, 2000).

(a)(8)    Opinion of CIBC World Markets Corp. dated September 8, 2000
          (included as Annex A to the Offer to Purchase filed as Exhibit (a)(1) to the Schedule TO).

(e)(1) Item 11 of the Form 10-K of JLK for the fiscal year ended June 30, 2000 (incorporated by reference to JLK's Form 10-K, filed on September 27, 2000 (File No. 1-13059)).

(e)(2) Articles of Incorporation of JLK (incorporated by reference to Exhibit 3.a to Amendment No. 1 to JLK's Registration Statement on Form S-1 (No. 333-25989), filed on June 4, 1997).

(e)(3)    Administrative Services Agreement (incorporated by reference to
          Exhibit 10.a of Amendment No. 1 to JLK's Registration Statement on Form S-1 (No. 333-25989), filed on June 4, 1997).

(e)(4) Corporate Agreement (incorporated by reference to Exhibit 10.b of Amendment No. 1 to JLK's Registration Statement on Form S-1
          (No. 333-25989), filed on June 4, 1997).

(e)(5) Indemnification Agreement (incorporated by reference to Exhibit 10.c of Amendment No. 1 to JLK's Registration Statement on Form S-1
          (No. 333-25989), filed on June 4, 1997).

(e)(6) Intercompany Debt/Investment and Cash Management Agreement (incorporated by reference to Exhibit 10.d of Amendment No. 1 to JLK's Registration Statement on Form S-1 (No. 333-25989), filed on June 4,
          1997).

(e)(7) Non-Competition and Corporate Opportunities Allocation Agreement (incorporated by reference to Exhibit 10.e of Amendment No. 1 to JLK's Registration Statement on Form S-1 (No. 333-25989), filed on
          June 4, 1997).

(e)(8)    Shared Facilities Agreements (incorporated by reference to
          Exhibit 10.f of Amendment No. 1 to JLK's Registration Statement on Form S-1 (No. 333-25989), filed on June 4, 1997).

(e)(9) Tax Sharing Agreement (incorporated by reference to Exhibit 10.g of Amendment No. 1 to JLK's Registration Statement on Form S-1
          (No. 333-25989), filed on June 4, 1997).

(e)(10) Trademark License Agreement (incorporated by reference to Exhibit 10.h of Amendment No. 1 to JLK's Registration Statement on Form S-1
          (No. 333-25989), filed on June 4, 1997).

(e)(11) Warehousing Agreements (incorporated by reference to Exhibit 10.i of Amendment No. 1 to JLK's Registration Statement on Form S-1
          (No. 333-25989), filed on June 4, 1997).

(e)(12) Lease Agreement (incorporated by reference to Exhibit 10.j of Amendment No. 1 to JLK's Registration Statement on Form S-1 (No. 333-25989), filed on June 4, 1997).

(e)(13) Product Supply Agreement (incorporated by reference to Exhibit 10.k of Amendment No. 1 to JLK's Registration Statement on Form S-1
          (No. 333-25989), filed on June 4, 1997).
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                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 3, 2000

                                      JLK DIRECT DISTRIBUTION INC.


                                      By: /s/ Stanley B. Duzy, Jr.
                                         --------------------------------------
                                      Name: Stanley B. Duzy, Jr.
                                           ------------------------------------
                                      Title: Acting Chief Operating Officer
                                            -----------------------------------

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                                  EXHIBIT INDEX

(a)(1) Offer to Purchase dated October 3, 2000 (incorporated by reference to Exhibit (a)(1) to the Schedule TO filed by JLK, Kennametal and Pegasus on October 3, 2000).

(a)(2)    Form of Letter of Transmittal (incorporated by reference to Exhibit
          (a)(2) to the Schedule TO filed by JLK, Kennametal and Pegasus on October 3, 2000).

(a)(3) Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit (a)(3) to the Schedule TO filed by JLK, Kennametal and Pegasus on October 3, 2000).

(a)(4) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit
          (a)(4) to the Schedule TO filed by JLK, Kennametal and Pegasus on October 3, 2000).

(a)(5) Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit (a)(5) to the Schedule TO filed by JLK, Kennametal and Pegasus on October 3, 2000).

(a)(6) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to Exhibit (a)(6) to the Schedule TO filed by JLK, Kennametal and Pegasus on October 3,
          2000).

(a)(7) Summary advertisement, as published on October 3, 2000 (incorporated by reference to Exhibit (a)(7) to the Schedule TO filed by JLK, Kennametal and Pegasus on October 3, 2000).

(a)(8)    Opinion of CIBC World Markets Corp. dated September 8, 2000
          (included as Annex A to the Offer to Purchase filed as Exhibit (a)(1) to the Schedule TO).

(e)(1) Item 11 of the Form 10-K of JLK for the fiscal year ended June 30, 2000 (incorporated by reference to JLK's Form 10-K, filed on September 27, 2000 (File No. 1-13059)).

(e)(2) Articles of Incorporation of JLK (incorporated by reference to Exhibit 3.a to Amendment No. 1 to JLK's Registration Statement on Form S-1 (No. 333-25989), filed on June 4, 1997).

(e)(3)    Administrative Services Agreement (incorporated by reference to
          Exhibit 10.a of Amendment No. 1 to JLK's Registration Statement on Form S-1 (No. 333-25989), filed on June 4, 1997).

(e)(4) Corporate Agreement (incorporated by reference to Exhibit 10.b of Amendment No. 1 to JLK's Registration Statement on Form S-1
          (No. 333-25989), filed on June 4, 1997).

(e)(5) Indemnification Agreement (incorporated by reference to Exhibit 10.c of Amendment No. 1 to JLK's Registration Statement on Form S-1
          (No. 333-25989), filed on June 4, 1997).

(e)(6) Intercompany Debt/Investment and Cash Management Agreement (incorporated by reference to Exhibit 10.d of Amendment No. 1 to JLK's Registration Statement on Form S-1 (No. 333-25989), filed on June 4,
          1997).

(e)(7) Non-Competition and Corporate Opportunities Allocation Agreement (incorporated by reference to Exhibit 10.e of Amendment No. 1 to JLK's Registration Statement on Form S-1 (No. 333-25989), filed on
          June 4, 1997).

(e)(8)    Shared Facilities Agreements (incorporated by reference to
          Exhibit 10.f of Amendment No. 1 to JLK's Registration Statement on Form S-1 (No. 333-25989), filed on June 4, 1997).

(e)(9) Tax Sharing Agreement (incorporated by reference to Exhibit 10.g of Amendment No. 1 to JLK's Registration Statement on Form S-1
          (No. 333-25989), filed on June 4, 1997).

(e)(10) Trademark License Agreement (incorporated by reference to Exhibit 10.h of Amendment No. 1 to JLK's Registration Statement on Form S-1
          (No. 333-25989), filed on June 4, 1997).

(e)(11) Warehousing Agreements (incorporated by reference to Exhibit 10.i of Amendment No. 1 to JLK's Registration Statement on Form S-1
          (No. 333-25989), filed on June 4, 1997).

(e)(12) Lease Agreement (incorporated by reference to Exhibit 10.j of Amendment No. 1 to JLK's Registration Statement on Form S-1 (No. 333-25989), filed on June 4, 1997).

(e)(13) Product Supply Agreement (incorporated by reference to Exhibit 10.k of Amendment No. 1 to JLK's Registration Statement on Form S-1
          (No. 333-25989), filed on June 4, 1997).